As filed with the Securities and Exchange Commission on October 30, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1364647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437-3174

(Address, including zip code, of registrant’s principal executive offices)

MGI PHARMA, INC.

1999 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full title of the plan)

Leon O. Moulder, Jr.	Copy to:
Chief Executive Officer MGI PHARMA, INC. 5775 West Old Shakopee Road, Suite 100 Bloomington, Minnesota 55437-3174 952-346-4700	Timothy S. Hearn, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402 (612) 340-2600 Facsimile: (612) 340-8738

(Name, address and telephone number, including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock ($.01 par value per share)	350,000	(2)	$34.68	$12,136,250	$981.96

(1)	The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividend or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s Common Stock traded on the Nasdaq Stock Market as reported on the consolidated reporting system on October 27, 2003.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the Registration Statement on Form S-8 relating to the plan filed with the Securities and Exchange Commission on May 10, 2000 (file no. 333-36658), except for those items which are updated below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4.	Description of Securities.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the corporation. As required, we will indemnify that officer or director against judgments, penalties, fines, settlements and reasonable expenses if that person:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the corporation or, in the case of an officer or director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Article X of our Second Amended and Restated Articles of Incorporation provides that a director shall not be personally liable to us or our shareholders for monetary damages or for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 302A.559 or 80A.23 of the Minnesota Statutes;

•	for any transaction from which the director derived an improper personal benefit; or

•	for any act or omission occurring prior to the date when Article X became effective.

Article IX of our Restated Bylaws provides for indemnification of our directors and officers to the extent legally permissible under Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

We maintain insurance policies which provide coverage for our officers and directors in certain situations where we cannot directly indemnify such officers or directors.

Item 8.	Exhibits.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Independent Auditors.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomington, State of Minnesota, on the 29th day of October, 2003.

MGI PHARMA, INC.

By	/s/ Leon O. Moulder, Jr.

Leon O. Moulder, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October, 2003.

Signature	Title

/s/ Leon O. Moulder, Jr. Leon O. Moulder, Jr.	President, Chief Executive Officer and Director (principal executive officer)

/s/ William C. Brown William C. Brown	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

*	Director
Andrew J. Ferrara

*	Director
Hugh E. Miller

*	Director
Edward W. Mehrer

*	Director
Lee J. Schroeder

*	Director
David B. Sharrock

*	Director
Arthur L. Weaver M.D.

*By:	/s/ William C. Brown

William C. Brown Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Independent Auditors.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.